UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)   May 10, 2006
  SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

970 East 64th Street, Cleveland Ohio	44103

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 881-8600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information
Item 2.01 Completion of Acquisition or Disposal of Assets
On May 10, 2006 the Company and its Irish subsidiary, SIFCO Turbine Components Limited (“SIFCO Turbine”), completed the sale of the large aerospace portion of its turbine engine component repair business and certain related assets to SR Technics, which is based in Zurich, Switzerland (“SRT”), through a wholly-owned Irish subsidiary named SR Technics Airfoil Services Limited. Historically, the large aerospace portion of SIFCO Turbine’s turbine engine component repair business was operated in portions of two facilities located in Cork, Ireland, one of which was sold as part of the transaction along with certain inventory, machinery and equipment, and intellectual property. Net proceeds from the sale of the business and certain related assets, after approximately $0.8 million of third party transaction charges, are anticipated to be $9.0 million, paid in cash, and the assets that were sold had a net book value of approximately $4.4 million, of which approximately $3.4 million were classified as assets held for sale and $1.0 million was classified as inventory at March 31, 2006. Of the $9.0 of net proceeds, $1.4 million remained in escrow at closing subject to the final satisfaction of certain post closing obligations. SIFCO Turbine retains substantially all existing liabilities of the business and the Company has guaranteed the performance by SIFCO Turbine of all of its obligations under an applicable asset purchase agreement.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(b) Pro Forma Financial Information. The pro forma financial information required by Item 9.01(b) is included in Exhibit 99.1 to this Form 8-K/A.
(c) Exhibits — 99.1 Pro Forma Financial Information
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc. (Registrant)

Date: August 21, 2006	/s/ Frank A. Cappello

Frank A. Cappello Vice President – Finance and Chief Financial Officer (Principal Financial Officer)